Exhibit 99.1

August 25, 2020

Dear Fellow Stockholder:

The purpose of this letter is to update you on various operational and financial developments that took place in the second quarter (“Q2”) of 2020 and affected Strategic Student & Senior Housing Trust, Inc. (“SSSHT”). The social and financial implications of COVID-19 on our student and senior communities were profound resulting in a decrease in revenue and operating income. COVID-19 created uncertainty with our student residents, and coupled with governmental mandated lock downs, restricted new move-ins in our senior housing communities. Compounding matters, our operating expenses increased substantially due to increased payroll expense associated with “hero pay” to incentivize workers to remain on the job, personal protective equipment (“PPE”) acquisitions and increased housekeeping protocols.

From the outset of the pandemic, our primary goals have focused on resident and staff safety and property operations. To that end, our asset management team has worked closely with our student housing property managers and our senior living operators to insure implementation of COVID-19 related governmental protocols, CDC guidelines and manager/operator corporate mandated policies and procedures.

As a result of both government and manager/operator recommended resident safety protocols, our senior housing occupancies contracted by 6% as compared to Q1 2020 and our rent delinquencies increased by an average of approximately 4% at our student housing properties that, collectively, negatively impacted Q2 leasing and related income.

The healthcare crisis caused by the COVID-19 pandemic and resulting economic recession created significant and ongoing risk factors and uncertainties for both student and senior housing communities. However, our objectives remain clear: insure CDC protocols and PPE remain in place to mitigate any possible spread of the virus to residents and staff, closely manage our controllable expenses, bolster marketing efforts to drive new resident traffic and preserve capital.

Student Housing

In Q2, the combination of COVID-19 related job losses and universities transitioning to 100% online learning caused a majority of our student residents to vacate their units and return home to complete their studies. Many students and parent guarantors that suffered COVID-19 related job losses could not immediately pay their rent. We offered payment plans to affected residents who could prove hardship and waived late fees as needed. We did not evict any residents for COVID-19 related non-payment of rent.

Q2 collections at our Fayetteville and Tallahassee communities averaged approximately 97% and 94%, respectively, which has negatively impacted student housing leasing and related revenues.

Both Florida State University and the University of Arkansas have announced that their campuses will be open this fall for hybrid learning. Smaller classes may be attended on a rotational basis and larger classes will be conducted on-line. Our 2020-2021 academic year pre-leasing was positively impacted when these universities announced their fall instruction plans. Presently, our YOUnion@Tallahassee and YOUnion@Fayetteville properties are 100% and 96.6% pre-leased, respectively. Despite our management teams best efforts to re-let beds for students who will not be enrolled this fall, we are expecting additional lease cancellations due to COVID-19 related fears. In addition, one or both of the universities could change their instruction platforms to on-line classes only, which could adversely affect occupancies.

Senior Housing

In Q2, COVID-19 negatively affected our senior housing communities in several ways. First, governmental directives required our communities to suspend new move-ins and limit entry to our buildings to essential visitors only. As a result, we could not conduct in-person tours for potential new residents at our senior housing communities. To help protect our residents, our senior living operators implemented many “lock down” protocols to mitigate the virus from entering our communities. Residents received their meals in their rooms and could not participate in many of the important social programs typically offered within our communities. Further, family members could not visit their loved ones.

As a result of COVID-19 related fears, governmental directives, and generally negative press regarding senior housing, occupancies fell sharply by 6% from Q1 2020. Further, our senior living operators experienced staffing issues as employees expressed real fears of COVID-19 infections, with some voluntarily resigning due to the enhanced unemployment benefits provided by the CARES Act. As a result, we had to pay staff additional “hero pay” wages to incentivize healthy workers to show up for their shifts and offer paid time off to incentivize sick workers to stay home.

We also incurred additional operating expenses by acquiring PPE for staff, increased housekeeping and cleanliness protocols and acquiring CDC approved equipment and cleaning solutions to disinfect our common areas. As a result, we incurred over $580,000 of COVID-19 related expenses through June 30, 2020 to keep our residents and staff as safe as possible.

We did have some staff members and residents test positive for COVID-19. Thankfully, our senior living operators, in conjunction with either governmental or private party related testing protocols, were able to identify, isolate and quarantine the affected parties. Due to our strict COVID-19 protocols at the community level, we did not experience any significant virus spread.

Q2 Financial Overview

As previously announced on March 30, 2020, SSSHT suspended its public offering, stockholder distributions, and share redemption program to preserve cash, increase liquidity and maintain the necessary capital to operate our communities through this COVID-19 pandemic. In Q2, we received $1.95 million of Paycheck Protection Program Loans (“PPP Loans”) to apply towards eligible payroll costs incurred at our senior housing communities which allowed us to hire back critical staff members who had been furloughed. In addition, we requested and received loan forbearance on our Cottonwood Creek mortgage loan.

Primarily due to declining senior housing occupancies, our Q2 2020 vs Q1 2020 revenues declined by approximately $339,000 and we also incurred approximately $507,000 of additional expenses directly attributable to COVID-19 in Q2 2020. Despite strong expense management in all non COVID-19 related expenses, we experienced a significant decrease in operating income of $457,000 in Q2 2020 compared to Q1 2020.

Please see the Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 filed with the Securities and Exchange Commission on August 12, 2020 for the financial results of the Company for the three and six months ended June 30, 2020.

Outlook

The COVID-19 pandemic has created both short and intermediate term challenges for our student and senior housing portfolio. Due to COVID-19, our former dealer manager communicated to us that financial advisors and their investors were unwilling to invest in a co-living, student and senior housing investment vehicle at this time. Consequently, we were forced to suspend our public offering, which impacted our ability to raise equity and ultimately achieve economies of scale. Our inability to raise capital also diminishes our ability to pay down debt, which causes our leverage amounts to remain elevated.

While we were very encouraged by our Q1 2020 operating income, the onset of COVID-19 and its negative impacts on operating income in Q2 2020 and anticipated negative impact in future periods will likely adversely affect SSSHT’s net asset value, when calculated, for the foreseeable future. Because of the current healthcare crisis, resulting economic downtown, and no approved COVID-19 vaccine, it may be a few years until our properties achieve stabilization. As such, we do not anticipate our current portfolio generating sufficient cash flow to pay stockholder distributions for the foreseeable future.

Presently, our leadership is determining the best strategic plan to maintain our communities, keep our residents and staff as safe as possible from COVID-19 and preserve capital. I ask for your patience and trust in our team as we navigate through these difficult times.

Continued good health to you and your family.

Sincerely,

H. Michael Schwartz Chief Executive Officer	John Strockis President & Chief Investment Officer

Certain statements contained in this letter, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such statements include, in particular, statements about our plans, strategies, and prospects and are subject to certain risks and uncertainties, including known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “seek,” “continue,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter. We cannot guarantee the accuracy of any such forward-looking statements contained in this letter, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Any such forward-looking statements are subject to risks, uncertainties, and other factors and are based on a number of assumptions involving judgments with respect to, among other things, future economic, competitive, and market conditions, including without limitation changes in the political and economic climate, economic conditions and fiscal imbalances in the United States, and other major developments, including wars, natural disasters, epidemics and pandemics, including the outbreak of novel coronavirus (COVID-19), military actions, and terrorist attacks. The occurrence or severity of any such event or circumstance is difficult or impossible to predict accurately. To the extent that our assumptions differ from actual results, our ability to meet such forward-looking statements, including our ability to generate positive cash flow from operations and provide distributions to stockholders, and our ability to find suitable investment properties, may be significantly hindered. See the risk factors identified in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2019, as supplemented by the risk factors included in Part II, Item 1A of our Form 10-Q for the six months ended June 30, 2020, as filed with the Securities and Exchange Commission, for a discussion of some, although not all, of the risks and uncertainties that could cause actual results to differ materially from those presented in our forward-looking statements.